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The following is a transcript of Casey’s General Stores, Inc.’s Fourth Quarter and Fiscal Year 2010 Earnings Conference Call:

FINAL TRANSCRIPT

Conference Call Transcript CASY - Q4 2010 Casey’s General Stores Earnings Conference Call Event Date/Time: Jun 15, 2010 / 02:30PM GMT

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO & SVP

Bob Myers

Casey’s General Stores - President & CEO

CONFERENCE CALL PARTICIPANTS

Irene Nattel

RBC Capital - Analyst

Chuck Cerankosky

Northcoast Research - Analyst

Ben Brownlow

Morgan Keegan - Analyst

Kelly Bania

BofA Merrill Lynch - Analyst

Brent Rystrom

Feltl - Analyst

Megan O’Hara

CMO Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the fourth quarter 2010 Casey’s General Stores earnings conference call. My name is Ann and I will be your coordinator for today’s call. As a reminder, this conference is being recorded for replay purposes. At this time, all participants are listen-only mode. (Operator Instructions) We will be facilitating a question-and-answer session following the presentation. I would now like to turn the presentation over to Mr. Bill Walljasper, CFO. Please proceed, sir.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Thank, Ann. Good morning and thank you for joining us to discuss Casey’s results for the fiscal year ended April 30th. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer is also here. I hope you have already seen the press release. If you haven’t please let me know and I will make sure a copy is forwarded to you.

Before I begin I will remind you that certain statements may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2009 annual report such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

Before we view the quarter and full year results, I want to briefly address the unsolicited $36 per share tender offer from Alimentation Couche-Tard. As we have stated, our Board thoroughly considered the offer in consultation with our legal and financial advisors and recommends that shareholders not tender their shares. Casey’s has significant growth opportunities, a strong balance sheet and real estate position, a differentiated business model, exceptional operations including our self distribution system, and we are executing well on our strategic initiatives. We believe Casey’s will deliver far more value to shareholders than Couche-Tard’s $36 per share offer. We encourage all shareholders to review the materials we have filed with the SEC detailing our reasons for recommending against the offer. At the same time, please keep in mind that this is an earnings call and our remarks during the presentation and in the question-and-answer period that will follow will focus on the financial and

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

operational performance and outlook. We will not take questions this morning on other topics, including the unsolicitated tender offer made by Couche-Tard, Couche-Tard’s announced intent to nominate individuals for our Board or the litigation that we have initiated against Couche-Tard. I will take a few moments to summarize the results of the quarter, the year and our outlook for fiscal 2011. Afterwards we will open for questions about our results and outlooks.

As most of you have seen, basic earnings per share in the fourth quarter were $0.43 compared to $0.31 a year ago. The results include approximately $6.9 million in legal and advisory fees related to the unsolicited offer and related actions of Couche-Tard. Without these fees earnings would have been about $0.51 per share. Basic earnings for fiscal 2010 were $2.30 per share, a 36% increase from a year ago. The very solid earnings performance in fiscal 2010 was driven by a strong gasoline, prepared food and fountain margin, as well as a greater number of stores this period compared to a year ago. The strong gasoline environment we have been experiencing over the last several years continued in the fourth quarter resulting in a margin of about $0.131 per gallon. We believe there has been a shift in the competitive landscape throughout our marketing area. As a result we have increased our gasoline margin goal for fiscal 2011 to $0.135 per gallon which is in line with our three year gasoline margin average. We are optimistic this positive environment will continue.

For the fiscal year our margin was $0.139 per gallon with same-store gallons flat from a year ago. Same-store gallons sold in the quarter were up 0.2% while total gallons sold increased over 5% to $314.2 million. Total gallons sold for the year were up 3.3% to nearly $1.3 billion. The average retail price of gasoline for the quarter was $2.63 a gallon compared to $1.87 a year ago. For the fiscal year, the average retail price was $2.48 per gallon compared to $2.68 in the previous fiscal year. Due to the higher gasoline margin from a year ago, gross profit was up 11.5% to $178.2 million. Even though higher retail prices from a year ago and weather held back same-store gallons sold in May, the strong gasoline margin continued in May, resulting in a margin above our fiscal 2011 goal of $0.135 per gallon. The average retail price this May was $2.69 per gallon compared to $2.19 in May a year ago.

Despite a more challenging economic environment, throughout the year, sales continue to be solid inside our stores. In the grocery and other merchandise category, total sales were up 7.6% to $257.4 million in the fourth quarter. Same-store sales in the quarter rose 3.1% with an average margin of nearly 33.1%. This was the Company’s 26th consecutive quarter of positive same-store sales growth. The margin is up approximately 40 basis points from the third quarter but down from the same period a year ago. The margin decrease was due to a higher than normal cigarette margin last year in the fourth quarter, related to a one-time benefit from the Federal Excise Tax increase. Weather early in the fourth quarter of fiscal 2010 and customers trading down to less expensive items held back sales throughout the category. For fiscal 2010, same-store sales increased approximate 3.3% with an average margin of 33.6%. Total sales were up 6.2% to $1.1 billion and gross profit grew nearly 6% to $360.4 million. For the month of May 2010 same-store sales were down 0.6% as a result of weather, and more challenging comparisons from last year.

The prepared food and fountain category continues to perform exceptionally well. Total sales in the fourth quarter were up 10.7% to $89.8 million, same-store sales in the quarter were up 5.3% with an average margin of 64.1%, up 140 basis points from the fourth quarter a year ago. The margin expansion is primarily due to the strategic price increases that went into effect March 1st and favorable cheese costs we have been experienced. The average cost of cheese in the quarter was about $1.60 per pound compared to $1.68 last fourth quarter. Year-to-date the margin was ahead of our goal finish at 63.8%. Same-store sales for the fiscal year were up 4.2%, held back by adverse weather. Total sales for the year were up nearly 9% to $365.8 million. May same-store sales were up 2.3%.

For the year, operating expenses were up 4.3%. In the fourth quarter they were up 7.7%. Without the effect of these expenses related to the unsolicited offer and related actions by Couche-Tard, and the lawsuit settlement a year ago in the fourth quarter, expenses would have been up 4.9% in the year. Due to lower retail gasoline prices in fiscal 2010, compared to last fiscal year, credit card fees were flat for the year. The cost of diesel was also down in the year, which decreased our fuel expense by about 14% in fiscal 2010. On the income statement, total revenue in the quarter was up 33.5% to $1.2 billion due to a 41% rise in fuel price in the quarter, and an increase in the number of stores period over period. Year-to-date total revenue was down slightly due to a 7.5% decrease in the retail price of gasoline, offset by the sales increases in the categories mentioned previously. The effective tax rate was down in the quarter to 33% compared to last year due to higher than estimated tax credits. The number of basic shares outstanding in the quarter was 50,919,595 and our diluted share count was 51,119,937.

Our balance sheet continues to be strong. At April 30th cash and cash equivalents were $151.7 million, long-term debt net of current maturities decreased to $154.8 million and will continue to decrease as we pay down debt. At the end of the year our average long-term debt to average total capital ratio was about 20%. Shareholders equity rose to $824.3 million. We generated $214.1 million in cash flow from operations. At the year end capital expenditures were $174.9 million compared to $148.2 million a year ago. This was up due to an increase in acquisitions and construction activity. We expect capital expenditures to increase next year as we increase store growth and construction activity.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

This quarter we opened eight new store constructions and completed 17 acquisitions. For year we acquired 37 stores and completed 18 new store constructions. In addition to this, we have also replaced 20 locations in the year. Nearly all of these replacements incorporated the features of our new store design. Our store count at the end of this quarter was 1,531 corporate stores. We are optimistic about the pipeline for new store construction and acquisition opportunities going forward.

Let me outline our performance for next fiscal year. They are to increase same-store gallons sold 1% with an average margin of $0.135 per gallon, increase same-store grocery and other merchandise 6% with an average margin of 33.9%. Increase same-store prepared food and fountain sales 8% with an average margin of 63.1%. Increase the total number of stores by approximately 4% to 6%. In addition we plan to replace 20 stores and perform 20 major remodels, all incorporating the features of our successful new store design. The Company remains well positioned to increase the store capacity and may revisit our expansion goals during the year as opportunities present themselves.

We have a strong track record of growing the business while also returning value to shareholders through a dividend which was increased at a compounded rate of more than 18% over the last five calendar years. At its June meeting, the Board of Directors voted to continue this commitment and increase the quarterly dividend to $0.10 per share. The dividend is payable August 16, 2010 to shareholders of record on August 2, 2010.

In closing we are very pleased with the performance of the Company in fiscal 2010 and we expect to continue that strong momentum in fiscal 2011 and beyond. We will now take your questions. Again, please remember that we will not be taking questions relating to the pending tender offer including those related to any future actions we may take. We’ll now open it up.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from the line of Irene Nattel with RBC Capital. Please proceed.

Irene Nattel - RBC Capital - Analyst

Thanks and good morning, gentlemen.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Good morning.

Irene Nattel - RBC Capital - Analyst

I was wondering if you could just talk a little bit about what you are seeing in terms of in-store purchasing habits on the part of consumers now that we seem to be getting some firming in the broader spending trends?

Bill Walljasper - Casey’s General Stores - CFO & SVP

We are still seeing a little of that same information we talked about in the last conference call — we still are seeing a trade down in the beer category from the premium brands to the budget and value brands. We are also continuing to see a trade down affect in the cigarettes from the premium brands into the mid and lower tier brand of cigarettes. That has continued but I will say it has tapered off over the last probably three to six months.

Irene Nattel - RBC Capital - Analyst

Okay. That is great. And just looking at the outlook on the gas margin and the trend in the last three years, to what do you attribute the firmness in the gas margin?

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO & SVP

Over the last probably two to three years, Irene, there has been a number of pressures that can — continue to compile in our marketplace. You certainly have increased pressures from credit card fees. Right now, credit card fees — of all the sales that went through in the year about 54% of those went on credit cards. That was up from about 47%, 48% a year ago. That same effect is going on with our peers in our marketing area. So that’s a pressure that they have to offset.

In addition to that over the last two to three years, you have seen minimum wage increases. You have seen increased volatility in managing the gasoline area of the business as well as the cigarette area of individual businesses. Also with the credit markets pulling back, I think certainly it is safe to assume there are probably some additional working capital pressures. All of those are rolling up into a situation where those need to be offset and the low hanging fruit is to offset those within the gasoline. So, we are seeing a much more rationalized gasoline pricing environment or market area. As I indicated in the narrative, certainly May is no different. Even with the increased goal of $0.135, the margin still was above that in the month of May.

Irene Nattel - RBC Capital - Analyst

Okay. That’s great. Before I leave the line to someone else, just a couple of housekeeping items — can you give us an idea of your expected tax rate for FY ‘11 and also CapEx?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Well, I would defer the CapEx question to the 10-K when it comes out later this month. It will be outlined in buckets as to what the budget is. As far as the tax rate I would use 37% for next year.

Irene Nattel - RBC Capital - Analyst

That’s great. Thank you.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Thanks, Irene.

Operator

Our next question comes from the line of Chuck Cerankosky with Northcoast Research. Please proceed.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, everyone.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Morning.

Chuck Cerankosky - Northcoast Research - Analyst

To take another look at the sales you reported today, could you give us perhaps an update on how the trailing four weeks looked — which would be the last couple of weeks of May and into June? And if whether the economy had any effect on that time span?

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO & SVP

Great question, Chuck. As far as the economy that’s a little bit harder to indicate whether there was an effect there. But certainly any time you put a monthly same-store sale number out, there can be some short term things that happen in the month that will affect the same-stores either up or down. And there was a little bit of a weather pattern that came through in the first couple of weeks of May. It was a very damp, cold, first part of May. It certainly changed toward the latter part of May.

So, if you were to look at the weekly same-store sales, you would see a vast difference vascillating from a negative high single digit number to a positive high single digit number, just in the matter of a week’s time. So, there can be some of that interplay. Also there can be things such as, for instance last May we did have five Fridays and five Saturdays in the month of May, whereas this particular May we only had five Saturdays. Those things can — combined with weather and other issues, start to skew those numbers a little bit in the monthly.

We don’t necessarily see a concern in trending. As we head into June, certainly the trending of same-store sales, albeit somewhat premature for the first week, week and a half, they are trending back to more normalized levels into the mid single digits.

Chuck Cerankosky - Northcoast Research - Analyst

So June has become — excuse me — June has begun stronger than May began?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Yes, that’s correct.

Chuck Cerankosky - Northcoast Research - Analyst

Okay. Looking at store development programs. I saw in the press release, you are talking about property in Arkansas. Can you elaborate on that a little bit?

Bill Walljasper - Casey’s General Stores - CFO & SVP

As you might recall, in the conference call a year ago at the end of the fiscal year, we did allude to looking to expand into other states adjacent to our [marketing interior] Arkansas being one of those, we now have contract secured in the state of Arkansas to begin construction. I would look for those to open towards the later end of the fiscal year. One of the positive things about the southern region is that weather typically isn’t an issue with construction.

So [all be willing], we only have roughly four, five under contract that’s certainly an area that we are penetrating. You might have also seen a mention in the press release about the pipeline. Certainly the pipeline is much more robust as we sit here today than it was a year ago. In addition to that and in anticipation and moving to ramp up store growth, we have added — we have actually quadrupled the number of outside realtors to assist in bringing sites not only from new store construction, but also acquisitions to the table.

Chuck Cerankosky - Northcoast Research - Analyst

All the new stores in Arkansas you’re talking about would be new construction. Are you looking for acquisitions there as well?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Absolutely, we are. But yes, the ones we have talked about right now are going to be new store constructions. We think there’s opportunities in a lot of those communities down in the northern tier of Arkansas.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Chuck Cerankosky - Northcoast Research - Analyst

Okay. Any new products or say novel promotional merchandising strategies you are looking at for fiscal 2011 especially with some of your customers under economic pressure?

Bill Walljasper - Casey’s General Stores - CFO & SVP

New products — we certainly monitor the buying habits of our customers to make any adjustments we can with respect to product mix or shelf space allocation. And some good examples are ones I alluded to with Irene earlier and that would be in the beer category and/or coolers in general as well the cigarettes as we see trend going in one direction or another. So we are very quick to be able to respond to those movements. We also do have a summertime promotion that we kicked off here recently that we are trying to create excitement within our stores, and certainly preliminarily that seems to be going very well.

Chuck Cerankosky - Northcoast Research - Analyst

Any details on that Bill?

Bill Walljasper - Casey’s General Stores - CFO & SVP

More of having a monthly promotional activity, some give aways in the store. We are partnering with some of our vendors with respect to those give aways and promotional activities. You can certainly go on our website and might get some more information.

Chuck Cerankosky - Northcoast Research - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Also with respect to new products, it is really not any new products, it is certainly a continuation of what we have been doing over the last year or two. The acquisitions that we pull in — in nearly all of those acquisitions, we are looking to infuse our prepared food operation which will include the made to order sub sandwich program. We have that roughly in about 115 to 120 stores right now. It is performing very well for us.

Chuck Cerankosky - Northcoast Research - Analyst

Okay. Any thoughts on stock repurchase activity or authorization?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Well, as you know, Chuck, we have done several stock repurchases in the history of the Company. Actually we have done two of them. So it is a topic that does come up on a regular basis within Board meetings and certainly we are always evaluating that in conjunction with our strategic long-term plan to provide shareholder value. That certainly is being discussed as it has been in many years in the past. We will certainly look for opportunities in that regard.

Chuck Cerankosky - Northcoast Research - Analyst

Is there any way we can forecast what you are going to be spending going forward on legal expenses and related costs due to the Couche-Tard bid?

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO & SVP

It is a little more challenging. There will be a disclosure in the 10-K that will provide a little bit more color. I would suggest after you read that disclosure in the 10-K if you continue to have some questions just give me a call back, we can try and walk through that and clarify. But we will have some information on that in the 10-K.

Chuck Cerankosky - Northcoast Research - Analyst

Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Okay, Chuck. Thanks. Have a good day.

Operator

Our next question comes from the line of Ben Brownlow with Morgan Keegan. Please proceed.

Bob Myers - Casey’s General Stores - President & CEO

Hi, Ben. Are you there, Ben?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Ann, can we take the next question then please.

Operator

Here comes Ben. Sorry. There you go. Your line is open, Ben.

Ben Brownlow - Morgan Keegan - Analyst

All right. Thank you. Good morning. Can you hear me?

Bill Walljasper - Casey’s General Stores - CFO & SVP

You bet, Ben.

Ben Brownlow - Morgan Keegan - Analyst

I think there was a problem with the operator there. Just on the guidance with the — some of the dynamics there with the margin guidance — the prepared food, healthy guidance relative to historic margins, but can you just talk about the dynamics behind that guidance? It seems a little conservative given the price increases and the lower cost of commodities currently.

Bill Walljasper - Casey’s General Stores - CFO & SVP

That’s a great question. Probably you saw that we finished the year at 63.8%. The margin is below that at 63.1%.

Certainly there are several factors that went into that. One would be obviously the cost of cheese which can swing from period to period. Currently, the cost of cheese is about $1.60 a pound. So it is in a favorable manner right now. Commodities can move from quarter to quarter.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

We are also expecting some potential cost pressures later in the calendar year. So those were factored into the movement of the margin. Still you are exactly right, a very healthy margin and we continue to ratchet that up year after year. But those are some of the things that went into that movement.

Ben Brownlow - Morgan Keegan - Analyst

Great. And then on acquisitions and the growth outlook, that 4% to 6%, or 60 to 90 store range, what is the split between acquisitions and the new store build? And can you just talk about some of — the number of sites you have purchased at this point? I know you stepped on the real estate — stepped up with real estate agents — but just talk about what you have at this point and your comfort level there?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Yes, I will talk as much as I can, in that regard. But with respect to the goal, the break down between new store construction and acquisition, I will say that we will be opportunistic depending on how things present themselves especially in some of the new states we are looking to penetrate. But I think probably as a rough guide, maybe one-third new store construction, two-thirds acquisitions would be probably a good number to start from. That can fluctuate obviously with opportunities changing.

With respect to the pipeline, I would fall short of responding to any type of written or verbal agreements that we have currently. But certainly we believe and we are optimistic that we should be able to hit those goals especially given the pipeline and how robust it is relationship to last year as well as the addition of the realtors I mentioned previously.

Ben Brownlow - Morgan Keegan - Analyst

Okay. Great. Just one last question for me, when you think about the acquisition environment over the past recent years — and mostly being smaller acquisitions — are you starting to see larger opportunity change come about and how do you think — in the past that you’ve been competing for those acquisitions? Do you expect to get more aggressive with those larger blocks of stores coming to the market?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Well, larger is certainly a relative term. I would say certainly most of the acquisitions have been either onesey, twosey or small chains but certainly we are seeing more — I would say mid size chains — coming to us. When I say mid size you are looking somewhere in that 15 to 50 type range. Certainly more of those are coming into the pipeline.

As far as the competitive landscape of acquisitions, certainly, given our small town business demographic, going into small communities there probably is less competition for some of those sights than the more metropolitan. But what we have experienced is as you get to the larger chains, you will see other bidders on those. So for us to get more competitive, certainly that always crosses our mind — we want to be competitive on acquisitions. But at the same time we are certainly cognizant of return and certainly don’t want to overpay for those assets. So.

Ben Brownlow - Morgan Keegan - Analyst

Understandable. Great. Thank you very much.

Operator

Our next question comes from the line of Kelly Bania with Bank of America/Merrill Lynch. Please proceed.

Kelly Bania - BofA Merrill Lynch - Analyst

Hi. Good morning. I was wondering if you could talk about the comp goals you have laid out for fiscal ‘11. It sounds like June has rebounded to the mid single digit range, but with the mid to high single digit range for the goals, what’s the plan to get there? Is it more potential further price increases, customer traffic or how can you help us think about that?

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO & SVP

Well, it is going to be a combination of several things, Kelly. I will start with grocery and general merchandise with a 6% goal. Mainly that’s going to be through unit movement. We do believe there are some opportunities for some price increases going forward. But mostly that’s going to be for unit movement. We alluded to some of the summertime promotion activity trying to drive more customers into our stores. Certainly May did not start off the way we would like it to, but that doesn’t necessarily promote some type of reaction this early in the fiscal year to overcompensate for that.

So we also believe the margin parameter at 33.9% is obviously an expansion from where we finished in the fiscal year. But if you recall last year, roughly about this time a year ago, the weather started becoming a little bit cooler, it was great for you and I as individuals but from a business perspective we like it hotter in the summer. It actually was the coldest summer on record in our marketing area last year. So certainly the beverage area of our business was impacted last year. So we are optimistic that that will change merely from the tailwind of weather in that regard.

Keep in mind, Kelly, when we look at same-store sales you see some of the numbers are pretty exact like 63.1% margin. There’s a lot of detail that goes into an item by item analysis and what we are looking to accomplish by way of potential price increases, promotional activities that we think will drive sales or drive margin depending on what we are trying to accomplish. So they are goals but they certainly would be goals well in line with our five year average both at 6% and 8% with respect to grocery and prepared food. That’s right about our five year historical same-store average. Certainly, very well attainable.

Kelly Bania - BofA Merrill Lynch - Analyst

Great. Then I was wondering if you could also talk about the major remodels and how those are different than the store replacements and maybe update us on the cost of each and what you expect from — in terms of revenue lifts from both of those?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Well, I will probably stop short of the revenue lifts, but with respect to the differentiating factors of a replacement and a major remodel — first of all, replacement will be one of two things — either it will be on the same side of an existing store or it will be on a different site in that community — perhaps the community has changed and maybe a new corner has developed. Or we are looking for a larger piece of land to expand either the number of pumps and/or the store. But a replacement will be a complete straight and a rebuild — like I said either on that site or a different site — we build that with a new style design which is a little bit larger that 3,700 square foot design. The indications of the replacements have been very encouraging with the new store design.

With respect to a major remodel it is a little different because we are actually bumping out a wall and creating a larger space on that same lot. The costs associated with replacement would be approximately — this will vary depending on whether we need to buy land — but it will be approximately $1.8 million to replace a store. Again that’s an average depending on whether we have to buy land if it is a different site. Also with respect to a major remodel we will be doing 20 of these major remodels and like I mentioned, it is bumping out a wall, making it a larger size to incorporate more cooler capacity — going from 9 door cooler set to a 14 door cooler set. But also incorporating a larger prepared food area to accommodate the coffee bar — the expanded coffee bar — as well as the made-to-order sub sandwich program. The cost of those we anticipate to be about $375,000.

Kelly Bania - BofA Merrill Lynch - Analyst

Any color on the difference in returns there or how you look at that?

Bill Walljasper - Casey’s General Stores - CFO & SVP

The major remodel certainly we have not done this type of major remodel. We have done similar ones at a higher cost component but I would have the take away as this. We are changing the store to incorporate the major concepts of the new store design. So you should see similar revenues that we would see — or revenue lifts that we might see with a new store.

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Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

I can tell you that prepared foods we typically see a 40% to 50% revenue lift on the prepared food area on the new store design. We are seeing a strong double digit movement in the gasoline side as well. Just to give you an idea of what we anticipate. Also on the replacement we are optimistic and excited about the fact that — excuse me on the remodel — to remodel a store, we only have to have that store shut down for about two weeks, whereas a replacement if it’s on the same site you could be down for three months or in excess of that.

Kelly Bania - BofA Merrill Lynch - Analyst

Great. Thank you.

Bill Walljasper - Casey’s General Stores - CFO & SVP

You’re welcome.

Operator

Our next question comes from Brent Rystrom with Feltl. Please proceed.

Brent Rystrom - Feltl - Analyst

Just a couple of quick questions, can you characterize Bill, the rough difference between an acquisition versus a new store as far as first year revenue?

Bill Walljasper - Casey’s General Stores - CFO & SVP

We haven’t given that out, Brent. I would probably stop short of that. I can certainly provide a cost differential but as I mentioned, a new store construction is about $2.2 million whereas an acquisition — they are tracking about $1.6 million to $1.7 million. And, again, the acquisition will depend on the asset. We paid significantly higher than that for better assets and certainly lower than that for assets that might need a little bit more work.

Brent Rystrom - Feltl - Analyst

Would the indication be that the revenue from an acquisition be lower per unit on average than from a new store build.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Maybe a way to give a little more color there. I can tell you that the acquisitions we have been pulling in over the last year or so are significantly higher revenue than our average store base. So when you look at the economics so to speak of — if you look at the units coming in — like for instance this particular year we are just slightly below 4% on unit growth. The economic impact certainly should be higher than that 4% just given the fact that the acquisitions that are coming in are significantly higher volumes not only from a revenue but also from a cash flow perspective.

Bob Myers - Casey’s General Stores - President & CEO

Brent, Bob Myers, I just want to add to that. The reason we are attracted to acquisitions is that our acquisitions are accretive immediately, where there’s a process of maturity with a new store opening anywhere from one to three years or perhaps even longer at times. So with an acquisition, you have an established customer base and you have a group of well-trained employees and of course then we’re in the process of retraining them on our own processes and procedures. That’s why we are attracted to acquisitions and provided we don’t overpay for them, they’re accretive immediately.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Brent Rystrom - Feltl - Analyst

Okay. Any ethanol issues as far as the new standards that were implemented in Illinois over the last couple of months?

Bob Myers - Casey’s General Stores - President & CEO

No. That doesn’t seem to have impacted us. And we have certainly been able to follow what all of our other competitors are doing in Illinois.

Brent Rystrom - Feltl - Analyst

And then final quick question, I think Bill you had mentioned that you are at 115 to 120 units now that have the full sandwich bar, is that correct?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Yes, that’s correct.

Brent Rystrom - Feltl - Analyst

So, by implication then, there would be 40 remodels and relocations in total, is that right?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Yes, you’re talking the 20 replacements and the 20 remodels.

Brent Rystrom - Feltl - Analyst

Yes, so those 40 plus the 30 that you opened new. So, 70 total is what we should list by the year for the —?

Bill Walljasper - Casey’s General Stores - CFO & SVP

I think that’s — but also keep in mind — that’s exactly right, Brent, but also the acquisitions that we are pulling in we are looking at nearly all of those to add the expanded coffee and prepared food operation including the sub sandwich program as well, so it could be a higher number that would incorporate those types of features.

Brent Rystrom - Feltl - Analyst

As a quick follow up, would you tend to do that in the first year or so after making the acquisitions?

Bill Walljasper - Casey’s General Stores - CFO & SVP

We try to do that within the first year, absolutely. Sometimes it is not — it depends on where they are at and when we pull them in in the year. Certainly in the northern part of our territory, we have a little bit shorter window of construction.

Brent Rystrom - Feltl - Analyst

Thank you very much, guys.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO & SVP

Thank you.

Operator

Our next question comes from the line of Megan Chara with O’Hara — sorry with CMO Capital Markets. Please proceed.

Megan O’Hara - CMO Capital Markets - Analyst

Just a couple of follow up questions. How many stores do you now have in the new store format and how many of these are new versus remodel?

Bill Walljasper - Casey’s General Stores - CFO & SVP

If you look at it, we roughly have about 80 locations, that have the new store design. But as Brent just mentioned in the last question, we probably have about 115 to 120 with the features of the new store design. The difference there is some of the aesthetic changes with respect to the exterior and interior of the store. But the 115 to 120 stores that have the features would incorporate the expanded cooler capacity as well as the larger prepared food offerings.

Megan O’Hara - CMO Capital Markets - Analyst

How many of your stores now have the expanded coffee program and how many have the ten fountain soda heads?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Nearly all of our stores have the ten head fountain machines now. We completed that rollout late third quarter, early fourth quarter. As far as the expanded coffee bar, roughly about 120 locations would have that.

Megan O’Hara - CMO Capital Markets - Analyst

Okay. And then just a couple more questions on if you could provide some more color on the Arkansas market, just the competition and demographics of the towns that you are looking to open stores in and what the gas margin environment is like in the state?

Bill Walljasper - Casey’s General Stores - CFO & SVP

I don’t — as I sit here today, I don’t know the gas margin environment. So that’s certainly one of the facets that we look at when we start to do our due diligence on a new state among other things. But some of the towns that we are certainly looking at in Arkansas, if you look at the northern communities of Arkansas there are quite of what I will call rural midwestern type communities. And certainly we think there’s a lot of opportunity after having gone down there, and looked at the level of competition as well as the opportunities and penetration of the C store saturation in general. So we are excited about penetrating that state and look forward to opening business in that state. In addition to that Megan we are also doing the same type of due diligence and looking to penetrate the states of Tennessee, Arkansas, Michigan as well.

Megan O’Hara - CMO Capital Markets - Analyst

Okay. Just turning back to the May sales results what was the split between traffic and basket?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Traffic — didn’t quite get that.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Megan O’Hara - CMO Capital Markets - Analyst

The split between traffic and basket or ticket?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Yes, it was more of a traffic issue there. We had same-store customer count down significantly in the month of May driven by the weather. It was more of a traffic issue. We are certainly seeing — moving back to June from an earlier question — same-store customer count has swung back into the positive direction in the low single digits. We are encouraged by that rebound.

Megan O’Hara - CMO Capital Markets - Analyst

Okay and then just a couple of questions on 4Q results. Looking at the operating expense line, it looks like operating expenses came in a little bit higher than what we had been expecting even when we back out the legal fees. Can you just discuss what the rate of growth was in wages and utility expenses?

Bill Walljasper - Casey’s General Stores - CFO & SVP

Are you asking, Megan, for the quarter or for the year?

Megan O’Hara - CMO Capital Markets - Analyst

For the quarter.

Bill Walljasper - Casey’s General Stores - CFO & SVP

As far as the wage — on a same-store sales basis on the wages, we are up about 3.5% roughly, which is what we have been tracking and have been tracking for quite some time. Now when you back out the fees, I am — I don’t want to assume something here — you are backing out both the fees this quarter and last quarter?

Megan O’Hara - CMO Capital Markets - Analyst

Yes.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Yes, and you probably get to somewhere around 10% increase in operating expenses for the quarter which is right in line with roughly gross profit increase. I can tell you that the new store designs that we have been pulling in as well as the acquisitions that we pulled in in the fourth quarter as I alluded to earlier, are higher volume stores which are looking to generate higher operating expenses, so there probably be a little bit of a lag time in order to get our prepared food into those stores to continue to generate gross profit far in excess of the operating expense increase.

Megan O’Hara - CMO Capital Markets - Analyst

Okay. Thank you.

Operator

In the interest of time our last question will be from the line of Irene Nattel with RBC Capital. Please proceed.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

Irene Nattel - RBC Capital - Analyst

Yes, just given the very favorable returns on when you do the renovations in the new format, could you just please remind us why you are not accelerating it beyond that — let’s call it 40 to 70 target?

Bill Walljasper - Casey’s General Stores - CFO & SVP

I’m not sure what bath you are referring to there, Irene. Certainly the revenue increases that I mentioned earlier certainly are very encouraging. Keep in mind we started the new store design back in September of 2008. Certainly we wanted to have enough information on the new store design, not only on the store design itself, but also the store design and how to perform in different markets — for instance interstate locations, rural locations, suburbian-type locations. We think we have enough data points to begin to roll that out. So I did caveat my answer earlier on the break down of new store construction and acquisitions to be more opportunistic. You may see that one-third/two-third split change.

I think the fact that we have increased the number of realtors to bring in sites is certainly an indication that we are looking to accelerate new store construction activity. But keep in mind different markets have different type of processes to get that by way of plan zoning, city council, any variances, things of that nature. That does take some time to ramp it up. So it is not necessarily we can take new store construction activity and take it from 20 to 40 or 60 in the matter of a year. You need to start accumulating that real estate and going through the local processes. So we are definitely taking steps to do that. So I would look for us later in the fiscal year starting to report on contracts of real estate for new store construction activity in anticipation of accelerating that number going forward. It’s been a very diligent process that we’ve done over the last probably year and a half.

Now, the remodels, we really have not done these remodels. We are encouraged and excited by the opportunity. As we see those returns come in, that’s an area that can be accelerated very quickly. You could take that from 20 remodels to 60 very quickly. As we get data that would give us confidence that that remodel program will work and provide the returns that we expect it to provide, you certainly can look for that to accelerate.

Irene Nattel - RBC Capital - Analyst

That’s great. Thank you, Bill.

Bill Walljasper - Casey’s General Stores - CFO & SVP

Thanks, Irene. Well, thank you for joining us this morning everyone. If your questions did not get answered on this call, please feel free to follow with me after the call or sometime later this week. More than happy to discuss those with you. Have a good day and a good weekend. Thank you.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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FINAL TRANSCRIPT

Jun 15, 2010 / 02:30PM GMT, CASY - Q4 2010 Casey’s General Stores Earnings Conference Call

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Important Information

This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the tender offer commenced by Alimentation Couche-Tard, Inc. (“Couche-Tard”) referred to in this communication, Casey’s General Stores, Inc. (“Casey’s”) has filed a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read the solicitation/recommendation statement with respect to the tender offer and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the tender offer and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the solicitation/recommendation statement with respect to the tender offer and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Casey’s will file with the SEC and mail to its shareholders a proxy statement in connection with its 2010 Annual Meeting of Shareholders. Investors and security holders are urged to read the proxy statement relating to the 2010 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders will be able to obtain a free copy of the proxy statement and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the proxy statement and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

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Casey’s, its directors and executive officers may be deemed to be participants in the solicitation of Casey’s security holders in connection with its 2010 Annual Meeting of Shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Casey’s Annual Report on Form 10-K for the year ended April 30, 2009, which was filed with the SEC on June 29, 2009, and its proxy statement for the 2009 Annual Meeting of Shareholders, which was filed with the SEC on August 10, 2009. To the extent holdings of Casey’s securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the 2010 Annual Meeting of Shareholders when it is filed by Casey’s with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.

Forward-Looking Statements

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